Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Global Health Care Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated August 21, 2006, for AllianceBernstein Global Health Care Fund, Inc., as of June 30, 2006 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "Statements and Reports", "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information.



KPMG LLP
New York, New York
October 28, 2006